Exhibit 10.1

THIRD AMENDMENT TO EMPLOYMENT AGREEMENT

This Third Amendment to Employment Agreement (the “Third Amendment”) is made the 17th day of March 2021 between ALLIED MOTION TECHNOLOGIES INC., a Colorado corporation (the “Company”) and RICHARD S. WARZALA (“Employee”).

WHEREAS, the Company and Employee are parties to an Amended and Restated Employment Agreement dated as of March 22, 2016 (the “Employment Agreement”);

WHEREAS, the Company and Employee are parties to a letter agreement dated December 22, 2008 which provides Employee with certain benefits if his employment terminates after a Change in Control of the Company (the “CIC Agreement”);

WHEREAS, the Company and the Employee amended the Employment Agreement and the CIC Agreement by Amendment to Employment Agreement and Change in Control Agreement dated December 28, 2017 (the “First Amendment”), and further amended the Employment Agreement by a Second Amendment to Employment Agreement dated August 6, 2020;

WHEREAS, the Company and Employee desire to further amend the Employment Agreement as provided in this Third Amendment;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as set forth below:

1.            Any capitalized term not defined in this Amendment shall have the meaning set forth in the Employment Agreement.

2.            Retirement. Section 8 of the First Amendment is amended to read in its entirety as follows:

8. Retirement. Employee may terminate Employee’s employment with the Company by delivery of a written notice of Retirement.

In the event that Employee’s employment with the Company terminates as a result of Retirement the Company shall pay Employee the Accrued Obligations. In addition, (a) the Company shall pay to Employee in a lump sum within 30 days of the effective date of Retirement a pro rata portion (based on the number of days employed during the Performance Period during which employment terminates divided by the total number of days in the Performance Period) of the target Bonus Employee was eligible to receive for the Performance Period in which termination occurs had termination not occurred at all, (b) all of Employee’s outstanding equity grants and awards that are Time Based Awards (including Performance Based Awards that have been earned but still remain subject to the time based vesting) shall accelerate and become fully vested, and (c) all of Employee’s outstanding equity grants and awards that are Performance Based Awards that have not been earned at the time of the Employment Termination Date shall be forfeited.

In the event that the Company gives notice of termination under Section 2 of the Employment Agreement (as amended by the Second Amendment), the Company will treat employee as if he had terminated his employment by Retirement, and shall pay any benefits due under and take all other actions prescribed by the preceding paragraph on the earlier of the date of termination of employment or the date that the term of the Employment Agreement expires..

3.           Effect on Existing Agreements. Any provision of the Employment Agreement not modified by this Amendment shall remain in full force and effect.

IN WITNESS WHEREOF, the Company and Employee have executed this Second Amendment, which may be in separate counterparts, effective as of the date first above written.

Company:

ALLIED MOTION TECHNOLOGIES INC.

By:	/s/ Richard D. Federico
Name: Richard D. Federico
Title: Chair of the Compensation Committee

Employee:

/s/ Richard S. Warzala
Name: Richard S. Warzala